Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF

INCORPORATION

OF

EVERGREENBANCORP, INC.

SEATTLE, WASHINGTON

The following Second Amended and Restated Articles of Incorporation are executed by the undersigned, a Washington corporation:

ARTICLE I

The name of the corporation shall be, and is EvergreenBancorp, Inc.

ARTICLE II

The office and place of business of this corporation shall be located in Seattle, County of King, State of Washington.

ARTICLE III

This corporation may engage in any activities permissible under applicable law.

ARTICLE IV

The total authorized capital stock of this corporation shall be divided into 15,000,000 shares of common stock with no par value per share and 100,000 shares of preferred stock with no par value per share.

1. Common Stock: Only the common stock shall be entitled to vote and each share shall be entitled to one vote.

2. Preferred Stock: Any unissued shares of preferred stock may be issued from time to time in one or more series. All shares of preferred stock shall be of equal rank and shall be identical except in respect of the particulars that may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly vested in the Board of Directors; and each share of a series shall be identical in all respects with the other shares of such series except as to the date from which dividends, if any, thereon shall be cumulative if made cumulative. Before any shares of preferred stock of any particular series shall be issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series so far as not inconsistent with the provisions of this Article IV applicable to all series of preferred stocks;

(a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(b) The annual rate of dividends, if any, payable on any shares of such series, the condition upon which the dates when such dividends shall be payable and whether such dividends shall be cumulative or non-cumulative;

(c) The time or times when the price or prices at which, and the manner in which shares of such series shall be redeemable;

(d) The obligation, if any, for the corporation to maintain a sinking fund for shares of such series;

(e) The amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the corporation;

(f) The rights, if any, of the holders of such shares of such series to convert such series into, or exchange such series for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation and the price or prices or rates of exchange in the adjustments of such shares shall be convertible or exchangeable;

(g) Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions of shares of such series not fixed and determined in this Article IV; and

(h) The relative priority of dividends as between classes of stock and series of each class of stock.

3. Priority of Preferred Stock in the Event of Dissolution, Liquidation or Winding up of the Affairs of the Corporation:

(a) Nature of Priority: Subject to the remaining provisions of this section, the preferred stock shall be preferred over the common stock as to the net assets of the corporation.

(b) Priority: In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after payment or provision for payment for the debts and other liabilities of the corporation, the holders of each series of preferred stock shall be entitled to receive out of the net assets of the corporation, an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in any resolution providing for the issue of any particular series of preferred stock plus an amount equal to all dividends, if any, accrued and unpaid on each such share up to the date fixed for distribution and no more, before any distribution shall be made to the holders of common stock.

(c) Merger and Sale of Assets, Etc.: Neither the merger or consolidation of the corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section 3.

4. Dividends on Common Stock: Subject to the limitations described in this Article IV and any further limitations prescribed in accordance therewith, the holders of common stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, property, or in shares of common stock.

5. Rights of Common Stock on Dissolution, Liquidation or Winding up of the Affairs of the Corporation: In the event of any dissolution, liquidation or winding up of the affairs of the corporation, the holders of the common stock shall be entitled after payment or provision for payment of the debts and other liabilities of the corporation and the amounts of which the holders of the preferred stock will be entitled, to share ratably in the remaining net assets of the corporation.

6. Reservation of Common and Preferred Stock: The corporation shall at all times reserve and keep available out of its own authorized but unissued common stock, solely for the purpose of effecting a conversion or exchange of the shares of preferred stock, the full number of shares of common stock then deliverable on the conversion or exchange of all shares of the preferred stock at the time outstanding.

7. Issue and Consideration for Capital Stock: The authorized but unissued shares of common stock or preferred stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. No certificate shall issue as to or include a fraction of a share.

8. Pre-emptive Rights: Upon any issue or sale for money or other consideration of any stock of this corporation that may be authorized from time to time, no holder of stock irrespective of kind of such stock, shall have any pre-emptive or other rights to subscribe for, purchase or receive any proportionate or other shares of the stock so issued or sold, but the Board of Directors may dispose of all or any such portion of such stock as and when it may determine, free of any such rights whether by offering the same to shareholders or by sale or other disposition as said Board may deem advisable.

ARTICLE V

The period of existence of this corporation shall be perpetual.

ARTICLE VI

Each whole share of outstanding common stock of the corporation shall have one vote upon each matter coming to a vote at meetings of shareholders without the right of cumulative voting in the election of directors.

ARTICLE VII

The Board of Directors is vested with the authority to make or amend Bylaws, subject to the power of the shareholders to change and repeal such Bylaws.

ARTICLE VIII

1. The Board of Directors shall consist of not fewer than seven (7) or more than fifteen (15) persons. The exact number within such minimum and maximum limits shall be fixed and determined by resolution of the Board of Directors from time to time. The number of directors elected by the shareholders at the last preceding annual meeting may be increased by not more than two (2) directors by the Board between annual meetings of the shareholders, and no decrease in the number of directors shall have the effect of shortening the term of any incumbent.

2. The Board of Directors will be divided into three classes: Class 1, Class 2, and Class 3. Each such class will consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors.

3. At each annual election, the successors to the class of directors whose terms shall expire in that year shall be elected to hold office for a term of three (3) years, so that term of office of one class of directors shall expire each year.

4. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. Any director elected to fill a vacancy shall hold office for the unexpired portion of the term of the director whose place he or she has been elected to fill, even though that term may extend beyond the next annual meeting.

ARTICLE IX

1. Defined Terms: As used in this Article IX:

(a) “Egregious conduct” by a person shall mean acts or omissions that involve intentional misconduct or a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled.

(b) “Finally adjudged” shall mean stated in a judgment based upon clear and convincing evidence by a court having jurisdiction, from which there is no further right to appeal.

(c) “Director” shall mean any person who is a director of the corporation and any person who, while a director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and “conduct as a director” shall include conduct while a director is acting in any of such capacities.

(d) “Officer-director” shall mean any person who is simultaneously both an officer and director of the corporation and any person who, while simultaneously both an officer and director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and “conduct as an officer-director” shall include conduct while an officer-director is acting as an officer of the corporation or in any of such other capacities.

(e) “Subsidiary corporation” shall mean any corporation at least eighty percent of the voting stock of which is held beneficially by this corporation.

2. Liability of Directors: No director, officer-director, former director or former officer-director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director or officer-director occurring after the effective date of this Article IX unless the conduct is finally adjudged to have been egregious conduct, as defined herein.

3. Liability of Subsidiary Directors: No director, officer-director, former director, or former officer-director of a subsidiary corporation shall be personally liable in any action brought directly by this corporation as a shareholder of the subsidiary corporation or derivatively on behalf of the subsidiary corporation (or by any shareholder of this corporation double-derivatively on behalf of this corporation and the subsidiary corporation) for monetary damages for conduct as a director or officer-director of such subsidiary corporation occurring after the effective date of this Article IX unless the conduct is finally adjudged to have been egregious conduct, as defined herein.

4. Indemnification of Directors: The corporation shall indemnify any person who is, or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether by or in the right of the corporation or its shareholders or by any other party, by reason of the fact that the person is or was a director or officer-director of the corporation or of a subsidiary corporation against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to the corporation or its shareholders or to a subsidiary corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such proceeding unless the liability and expenses were on account of conduct finally adjudged to be egregious conduct, as defined herein. The reasonable expenses, including attorneys’ fees, of such person incurred in connection with such proceeding shall be paid or reimbursed by the corporation, upon request of such person, in advance of the final disposition of such proceeding upon receipt by the corporation of a written, unsecured promise by the person to repay such amount if it shall be finally adjudged that the person is not eligible for indemnification. All expenses incurred by such person in connection with such proceeding shall be considered reasonable unless finally adjudged to be unreasonable.

5. Procedure: No action by the board of directors, the shareholders, independent counsel, or any other person or persons shall be necessary or appropriate to the determination of the corporation’s indemnification obligation in any specific case, to the determination of the reasonableness of any expenses incurred by a person entitled to indemnification under this Article IX, nor to the authorization of indemnification in any specific case.

6. Internal Claims Expected: Notwithstanding section 9.4, the corporation shall not be obligated to indemnify any person for any expenses, including attorneys’ fees, incurred to assert any claim against the corporation (except a claim based on section 9.7) or any person related to or associated with it, including any person who would be entitled hereby to indemnification in connection with the claim.

7. Enforcement of Rights: The corporation shall indemnify any person granted indemnification rights under this Article IX against any reasonable expenses incurred by the person to enforce such rights.

8. Set-off of Claims: Any person granted indemnification rights herein may directly assert such rights in set-off of any claim raised against the person by or in the right of the corporation and shall be entitled to have the same tribunal which adjudicates the corporation’s claim adjudicate the person’s entitlement to indemnification by the corporation.

9. Continuation of Rights: The indemnification rights provided in this Article IX shall continue as to a person who has ceased to be a director or officer-director and shall inure to the benefit of the heirs, executors, and administrators of such person.

10. Effect of Amendment or Repeal: Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director, officer-director, former director or former officer-director existing at the time of such amendment or repeal with respect to acts or omissions occurring prior to such amendment or repeal.

11. Severability of Provisions: Each of the substantive provisions of this Article IX is separate and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.

These Second Amended and Restated Articles are executed by the corporation by its duly authorized officer, and supersede the original Articles of Incorporation and all amendments thereto.

Dated: April 24, 2008	EVERGREENBANCORP, INC.

	By:	/s/ Gerald O. Hatler
Gerald O. Hatler, President and CEO